Exhibit 4.3

APPENDIX II

HERCULES INCORPORATED

OMNIBUS EQUITY COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

SECTION 1. Purpose; Definitions

(a) The purpose of the Plan is to give the Company a means to provide equity-based compensation to its non-employee directors.

(b) For purposes of the Plan, the following terms are defined as set forth below:

Award means an Option, a Stock Appreciation Right, Restricted Stock, Restricted Stock Units or an Other Equity-Based Award.

Award Agreement means a written document setting forth the terms and conditions of an Award.

Board means the Board of Directors of the Company.

Committee means the Compensation Committee or such other committee of the Board as the Board may from time to time designate.

Common Stock means common stock, par value $ per share, of the Company.

Company means Hercules Incorporated, a Delaware corporation, and any successor thereto.

Effective Date is defined in Section 14 below.

Eligible Director means any individual serving as a member of the Board who is not an employee of the Company or any of its subsidiaries.

Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

Fair Market Value means, as of any given date, the closing price, at the close of regular trading hours, on the New York Stock Exchange on that date, or if the Common Stock was not traded on the New York Stock Exchange on such date, then on the next preceding date on which the Common Stock was not traded, all as reported by such source as the Committee may select.

Option means an Award granted under Section 5.

Other Equity-Based Award means an Award granted under Section 9.

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Participant means any individual who has received an Award.

Plan means the Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors, as set forth herein and as hereinafter amended from time to time.

Restricted Stock means an Award granted under Section 7.

Restricted Stock Units means an Award granted under Section 8, representing the right to receive a specified number of shares of Common Stock, or a cash payment equal to the value of a specified number of shares of Common Stock.

Rule 16b-3 means Rule 16b-3, as promulgated by the Securities and Exchange Commission or any successor agency thereto under Section 16(b) of the Exchange Act, as amended from time to time.

Section means, unless otherwise specified, a Section of the Plan.

Stock Appreciation Right means an Award granted under Section 6.

SECTION 2. Administration

(a) The Plan shall be administered by the Committee; provided, that the Board shall have the authority to exercise any and all duties and responsibilities assigned to the Committee under the Plan. Among other things, the Committee shall have the authority, subject to the terms of the Plan, to grant Awards to Eligible Directors, to determine the number of shares of Common Stock to be covered by each such Award and otherwise to determine the terms and conditions thereof, and to amend such terms and conditions at any time and from time to time.

(b) The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

(c) The Committee may act only by a majority of its members then in office, except that the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it; provided, that no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or that is prohibited by applicable law or the applicable rules of a stock exchange. Any such allocation or delegation may be revoked by the Committee at any time.

(d) Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or its delegate at the time of the grant of the Award or, unless in contravention of an express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriate delegate pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.

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SECTION 3. Common Stock Subject to Plan

(a) The maximum number of shares of Common Stock that may be delivered under the Plan shall be 600,000, less the number of shares delivered under the Hercules Incorporated Nonemployee Director Stock Accumulation Plan pursuant to deferral exchanges under Section 7.1 of that plan that are transacted on or after the Effective Date. Shares issued pursuant to the Plan may be authorized and unissued shares or treasury shares.

(b) If an Award is forfeited, an Option (and the related Stock Appreciation Right, if any) terminates, expires or lapses without being exercised, a Stock Appreciation Right is exercised for cash, or if any Award is otherwise settled in cash rather than shares of Common Stock, the shares of Common Stock that had been subject thereto shall again be available for distribution in connection with Awards under the Plan. If the exercise price of any Option granted under the Plan is satisfied by delivering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock delivered or attested to shall be deemed delivered for purposes of determining the maximum numbers of shares of Common Stock available for delivery under the Plan.

SECTION 4. Adjustments

(a) In the event of any stock dividend, stock split, reverse stock split, share combination, recapitalization, merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, or similar event of or by the Company, the Committee shall make such adjustments (if any) as it deems appropriate and equitable, in its discretion, to the following:

(i)	the aggregate number and kind of shares of Common Stock available under the Plan;

(ii)	the number and kind of shares of Common Stock covered by any outstanding Award;

(iii)	the exercise price of any outstanding Option or Stock Appreciation Right; and

such other adjustments to outstanding Awards as the Committee may determine to be appropriate and equitable, to reflect such event. Such adjustments may include, without limitation, the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, and the substitution of other property (including, without limitation, other securities) for the Common Stock covered by outstanding Awards.

SECTION 5. Options

(a) Grants. The grant of an Option shall occur on the date when the Committee by resolution selects an Eligible Director to receive a grant of an Option, determines the number of shares of Common Stock to be subject to such Option to be granted to such Eligible Director and specifies the terms and conditions of the Option, or such later date as the Committee may specify in such resolution. Options granted under the Plan shall be subject to the following terms and conditions and shall be evidenced by an Award Agreement containing such additional terms and conditions as the Committee shall deem appropriate.

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(b) Exercise Price. The exercise price per share of Common Stock of an Option shall not be less than the Fair Market Value of a share of Common Stock on the date of grant.

(c) Option Term. The term of an Option shall not exceed ten years from the date of grant.

(d) Exercisability. Except as otherwise provided in the applicable Award Agreement or by the Committee: (i) no Option shall be exercisable before the first anniversary of the date of grant, except in the event of the death, disability or retirement of the Eligible Director to which it is granted; and (ii) in any event, no Option shall be exercisable before the expiration of six months following the date of grant.

(e) Methods of Exercise. Subject to the provisions of this Section 5 and the applicable Award Agreement, an Option may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Option to be purchased. Such notice shall be in a form approved by the Committee and shall be accompanied by payment in full of the exercise price by certified or bank check or such other instrument as the Company may accept. Payment, in full or in part, may also be made using the following methods, and to the extent permitted by the Committee:

(i)	in the form of unrestricted Common Stock (by delivery of such shares or by attestation) already owned by the Participant, based on the Fair Market Value of the Common Stock on the date the Option is exercised; provided, that such already-owned shares have been held by the Participant for at least six months at the time of exercise or were purchased by the Participant on the open market;

(ii)	by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds necessary to pay the purchase price;

(iii)	by instructing the Committee to withhold a number of such shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price of such Option.

A Participant shall have all of the rights of a shareholder with respect to the shares purchased upon exercise of an Option when the Participant has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 13(a).

(f) Nontransferability of Options. No Option shall be transferable by the Participant, except (i) by will or by the laws of descent and distribution or (ii) as otherwise expressly permitted by the Committee. All Options shall be exercisable only by the Participant, the guardian or legal representative of the Participant, or any person to whom such Option is transferred pursuant to this Section 5(f), it being understood that the term “Participant” includes any such guardian, legal representative or other transferee.

(g) Cashing Out of Option. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the shares of Common Stock for which an Option is being exercised by paying the Participant an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock over the exercise price times the number of shares of Common Stock for which the Option is being exercised on the effective date of such cash-out.

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SECTION 6. Stock Appreciation Rights

(a) Grant and Exercise. Stock Appreciation Rights may be granted in conjunction with all or part of any Option granted under the Plan, either at or after the time of grant of such Stock Option. A Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Option. A Stock Appreciation Right may be exercised by a Participant in accordance with Section 6(b) by surrendering the applicable portion of the related Option in accordance with procedures established by the Committee. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in Section 6(b). Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including those set forth below in this Section 6.

(b) Exercise. Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate are exercisable. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash, shares of Common Stock or a combination thereof, in value equal to the excess of the Fair Market Value of one share of Common Stock over the exercise price per share specified in the related Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment. Upon the exercise of a Stock Appreciation Right, the Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 on the number of shares of Common Stock to be issued under the Plan, but only to the extent of the number of shares covered by the Stock Appreciation Right at the time of exercise based on the value of the Stock Appreciation Right at such time.

(c) Transferability. Stock Appreciation Rights shall be transferable only to permitted transferees of the underlying Option in accordance with Section 5(f).

SECTION 7. Restricted Stock

(a) Grants. The Committee shall determine the Eligible Directors to whom and the time or times at which Restricted Stock will be granted, the number of shares to be included in each such grant, the conditions for vesting thereof, the time or times within which Restricted Stock may be subject to forfeiture, and all other terms and conditions of the Awards, all of which shall be set forth in an Award Agreement.

(b) Awards and Certificates. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors and an Award Agreement. Copies of such Plan and Award Agreement are on file at the offices of Hercules Incorporated at Hercules Plaza, 1313 North Market Street, Wilmington, Delaware, 19894-0001.

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

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(c) Except as provided in this Section 7(c) and the applicable Award Agreement, a Participant to whom Restricted Stock is granted shall have all of the rights of a shareholder of the Company with respect to the Common Stock included in the Restricted Stock grant, including, if applicable, the right to vote the shares and the right to receive any dividends and other distributions. If so determined by the Committee, and subject to Section 13(e) of the Plan, (i) cash dividends on such Common Stock shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, and (ii) dividends and other distributions in the form of Common Stock or other property shall be subject to the vesting of the underlying Restricted Stock.

SECTION 8. Restricted Stock Units

(a) Grants. The Committee shall determine the Eligible Directors to whom and the time or times at which Restricted Stock Units will be granted, the number of shares to be represented by each such grant, the conditions for vesting thereof, the time or times within which Restricted Stock Units may be subject to forfeiture, the time or times at which Restricted Stock Units will be settled, the form of such settlement (i.e., cash or shares of Common Stock) and all other terms and conditions of the Awards, all of which shall be set forth in an Award Agreement.

(b) A Participant to whom Restricted Stock Units are granted shall not have any rights of a shareholder of the Company with respect to the Common Stock represented by the Restricted Stock Unit grant. If so determined by the Committee, and subject to Section 13(e) of the Plan, Restricted Stock Units may include a dividend equivalent right, pursuant to which the Participant will either receive cash amounts (either paid currently or on a deferred and/or contingent basis) equivalent to the dividends and other distributions payable with respect to the number of shares of Common Stock represented by the Restricted Stock Units, or additional Restricted Stock Units representing such dividends and other distributions.

SECTION 9. Other Stock-Based Awards

Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including without limitation stock appreciation rights that are not granted in conjunction with Options, dividend equivalents and convertible debentures, may be granted either alone or in conjunction with other Awards granted under the Plan. In the event that any such Awards have an exercise price, the per-share amount of such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date of grant.

SECTION 10. Termination of Board Service

(a) Termination of Board Service as a Result of Death or Disability. Unless otherwise provided in the applicable Award Agreement, if a Participant’s membership on the Board is terminated by the Participant’s death or disability: (i) any Option held by the Participant, and any related Stock Appreciation Right, shall become immediately exercisable (to the extent not already exercisable) on a pro-rata basis, based upon the portion of the vesting period that has elapsed through the date of death or disability; (ii) any Option held by the Participant, and any related Stock Appreciation Right, to the extent then exercisable after application of clause (i), or on such accelerated basis as the Committee may determine, shall remain exercisable for a period of one year from the date of such termination or until the expiration of the term of such Option (and any related Stock Appreciation Right), whichever period is the shorter; and (iii) any Restricted Stock, Restricted Stock Units and other Awards then held by the Participant shall vest in full. The Committee shall have the authority to determine whether the termination of a Participant’s Board membership is by reason of disability.

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(b) Termination of Board Service as a Result of Retirement. Unless otherwise provided in the applicable Award Agreement, if a Participant’s membership on the Board is terminated by the Participant’s retirement: (i) any Option held by the Participant, and any related Stock Appreciation Right, shall become immediately exercisable (to the extent not already exercisable) on a pro-rata basis, based upon the portion of the vesting period that has elapsed through the date of such termination; (ii) any Option held by the Participant, and any related Stock Appreciation Right, to the extent then exercisable after application of clause (i), or on such accelerated basis as the Committee may determine, shall remain exercisable for a period of five years from the date of such termination or until the expiration of the term of such Option (and any related Stock Appreciation Right), whichever period is the shorter; and (iii) any Restricted Stock, Restricted Stock Units and other Awards then held by the Participant shall vest in full. The Committee shall have the authority to determine whether the termination of a Participant’s Board membership is by reason of retirement.

(c) Termination of Board Service as a Result of Removal for Cause. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee, if a Participant’s membership on the Board is terminated by the Participant’s removal for cause, all Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and other Awards then held by the Participant shall be immediately forfeited.

(d) Other Termination. Unless otherwise determined by the Committee, if a Participant’s membership on the Board is terminated for any reason other than as provided in Section 10(a), (b) or (c): (i) any Option held by the Participant, and any related Stock Appreciation Right, shall become immediately exercisable (to the extent not already exercisable) on a pro-rata basis, based upon the portion of the vesting period that has elapsed through the date of such termination; (ii) any Option held by the Participant, and any related Stock Appreciation Right, to the extent then exercisable after application of clause (i), or on such accelerated basis as the Committee may determine, shall remain exercisable for a period of three months (or such other period as the Committee may specify) from the date of such termination or until the expiration of the term of such Option (and related Stock Appreciation Right), whichever period is the shorter; provided, however, that if the Participant dies within such three-month period, any unexercised Option held by the Participant shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the term of such Option, whichever period is the shorter; and (iii) any Restricted Stock, Restricted Stock Units and other Awards then held by the Participant shall vest on a pro-rata basis, based upon the portion of the vesting period that has elapsed through the date of such termination.

SECTION 11. Term, Amendment and Termination

(a) The Plan will terminate on the tenth anniversary of the Effective Date. Under the Plan, Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

(b) The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of a Participant under any Award theretofore granted without the Participant’s consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable law or stock exchange rules. Without limiting the generality of the foregoing, no such amendment shall be made without the approval of the Company’s shareholders to the extent such amendment would (i) increase the

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number of shares available under the Plan, except pursuant to Section 4, (ii) materially change the manner of determining the exercise price of Options or other Awards, (iii) permit the repricing of Options or other Awards, (iv) increase the maximum term of Options permitted by Section 5(c), (vi) expand the class of persons eligible to receive Awards.

(c) The Committee may amend the terms of any Option or other Award theretofore granted, prospectively or retroactively; provided, however, that no such amendment shall impair the rights of any Participant without the Participant’s consent except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules; and provided, further, that in no event may an Option or other Award be repriced to lower the exercise price thereof, except pursuant to Section 4.

(d) Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without shareholder approval.

SECTION 12. Unfunded Status of Plan

It is presently intended that the Plan will constitute an “unfunded” plan. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

SECTION 13. General Provisions

(a) The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

(b) Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

(i)	Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Common Stock;

(ii)	Any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(iii)	Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

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(c) Nothing contained in the Plan shall prevent the Company or any subsidiary or affiliate from adopting other or additional compensation arrangements for Eligible Directors.

(d) Adoption of the Plan shall not confer upon any Eligible Director any right to continued service on the Board.

(e) Reinvestment of dividends in additional Restricted Stock or Restricted Stock Units at the time of any dividend payment shall only be permissible if sufficient shares of Common Stock are available under Section 3 for such reinvestment.

(f) The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant’s death are to be paid or by whom any rights of the participant, after the participant’s death, may be exercised.

(g) The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

(h) Except as otherwise provided in Section 5(e) or 6(c), or by the Committee, Awards under the Plan shall not be transferable except by will or by laws of descent and distribution.

SECTION 14. Effective Date of Plan

The Plan shall be effective as of the date it is approved by at least a majority of the outstanding shares of Common Stock (the “Effective Date”).

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